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               November 17, 2021

       Kevin Griffin
       Chief Executive Officer
       Pivotal Investment Corp III
       c/o Graubard Miller
       The Chrysler Building
       405 Lexington Avenue , 11th Floor
       New York , NY 10174

                                                        Re: Pivotal Investment
Corp III
                                                            Form 8-K filed
November 15, 2021
                                                            File No. 001-40019

       Dear Mr. Griffin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




               Sincerely,


               Division of Corporation Finance

               Office of Real Estate & Construction
       cc:                                              Jeffrey M. Gallant